                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                           YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                2001       2000       1999      1998      1997
                                              --------   --------   --------   ------   --------
Earnings:
  Income from continuing operations before
     income taxes and extraordinary gain
     (loss).................................  $1,465.6   $1,595.3   $  585.7   $403.7   $  703.0
  Add:
     Interest expense -- net................     746.8      659.1      555.7    499.6      442.2
     Rental expense representative of
       interest factor......................      31.8       27.6       28.2     24.1       24.4
     Interest accrued -- 50% owned
       company..............................       9.0        8.7        7.5      6.2         --
     Preferred returns and minority interest
       in income of consolidated
       subsidiaries.........................      67.5       58.0       38.2      7.3        7.8
     Equity losses in less than 50% owned
       companies............................      27.9       16.5       13.0       --         --
     Other..................................       7.8       (8.3)      (3.6)     7.6        3.1
                                              --------   --------   --------   ------   --------
          Total earnings as adjusted plus
            fixed charges...................  $2,356.4   $2,356.9   $1,224.7   $948.5   $1,180.5
                                              ========   ========   ========   ======   ========
Combined fixed charges and preferred stock
  dividend requirements:
     Interest expense -- net................  $  746.8   $  659.1   $  555.7   $499.6   $  442.2
     Capitalized interest...................      40.0       49.4       34.6     13.8       15.5
     Rental expense representative of
       interest factor......................      31.8       27.6       28.2     24.1       24.4
     Pretax effect of dividends on preferred
       stock of the Company.................        --         --        5.1     12.4       16.1
     Pretax effect of dividends on preferred
       stock and other preferred returns of
       subsidiaries.........................      59.1       44.2       26.7       --         --
     Interest accrued -- 50% owned
       company..............................       9.0        8.7        7.5      6.2         --
                                              --------   --------   --------   ------   --------
          Combined fixed charges and
            preferred stock dividend
            requirements....................  $  886.7   $  789.0   $  657.8   $556.1   $  498.2
                                              ========   ========   ========   ======   ========
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements..............................      2.66       2.99       1.86     1.71       2.37
                                              ========   ========   ========   ======   ========